Exhibit 99.2

ICU MEDICAL, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On February 3, 2017 (the “Closing Date”), ICU Medical, Inc. (the “Company”, “ICU”, “we” or “us”) completed the acquisition of Pfizer Inc’s (“Pfizer”) Hospira Infusion Systems (“HIS”) business (the “Acquisition”) pursuant to the terms and conditions of the Amended and Restated Stock and Asset Purchase Agreement, dated as of January 5, 2017 and amended on February 3, 2017 (the “Purchase Agreement”). This unaudited pro forma condensed combined financial information has been prepared to illustrate the pro forma effects of the Acquisition.

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2017 assumes, and is presented to illustrate the pro forma effects of the Acquisition as if, that the Acquisition occurred on January 1, 2017. ICU’s audited consolidated statement of income for the year ended December 31, 2017 has been combined with HIS’ unaudited combined statement of income for the one month ended January 29, 2017.

The historical financial information is adjusted in the unaudited pro forma condensed combined statement of income to give effect to pro forma adjustments that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the pro forma statements of income, expected to have a continuing impact on the combined results. The pro forma adjustments we have made in respect of the Acquisition are as follows:

•	adjustment to eliminate intra-Pfizer transactions;

•	adjustment to reflect incremental depreciation and amortization related to the stepped down or stepped up fair values of property and equipment and intangible assets acquired;

•	adjustment to reflect interest expense from the promissory note issued to Pfizer; and

•	adjustment to reflect the tax effects of the Acquisition (collectively, the ‘‘Pro Forma Adjustments’’).

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed statement of income.

The unaudited pro forma condensed combined statement of income was based on and should be read in conjunction with ICU’s historical audited consolidated financial statements for the year ended December 31, 2017 included in ICU’s annual report on Form 10-K for the year ended December 31, 2017. The unaudited pro forma condensed combined statement of income is updated to incorporate additional information obtained subsequent to the filing of the pro forma financial information included in ICU’s December 31, 2017 annual report on Form 10-K.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed combined financial information and related notes are presented for illustrative purposes only, and do not purport to represent what the actual consolidated results of operations would have been had the Acquisition occurred on the date indicated, nor are they necessarily indicative of the combined company’s future results of operations or financial position. Additionally, the unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies, or any revenue, tax, or other synergies that may result from the Acquisition.

ICU MEDICAL, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

for the Year Ended December 31, 2017

(In thousands, except per share data)

	ICU Medical, Inc. (As reported)	Hospira Infusion Systems	Pro Forma Adjustments		ICU Medical, Inc. Pro Forma Combined
	For the Year Ended December 31, 2017	For the One Month Ended January 29, 2017			For the Year Ended December 31, 2017
Revenue:
Net sales	$1,292,166	$86,236	$(5,263)	3(A)	$1,373,139
Other	447	—	—		447

Total Revenue	1,292,613	86,236	(5,263)		1,373,586
Cost of goods sold	866,518	54,681	(68,754)	3(B)	852,445

Gross Profit	426,095	31,555	63,491		521,141

Operating Expenses:
Selling, general and administrative	303,953	15,245	1,103	3(C)	320,301
Research and development	51,253	5,164	—		56,417
Restructuring, strategic transaction and integration expense	77,967	—	(59,194)	3(D)	18,773
Change in fair value of contingent earn-out	8,000	—	—		8,000

Total Operating Expenses	441,173	20,409	(58,091)		403,491

Income from Operations	(15,078)	11,146	121,582		117,650
Interest expense	(2,047)	—	(248)	3(E)	(2,295)
Bargain purchase gain	70,890	—	(70,890)	3(F)	—
Other income (expense), net	(2,482)	—	—		(2,482)

Income before income taxes	51,283	11,146	50,444		112,873
Benefit for income taxes	17,361	—	(38,508)	3(G)	(21,147)

Net Income	$68,644	$11,146	$11,936		$91,726

Net Income per Share:
Basic	$3.50				$4.68
Diluted	$3.29				$4.40
Weighted Average Number of Shares:
Basic	19,614				19,614
Diluted	20,858				20,858

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

ICU MEDICAL, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1: Acquisition of HIS

On February 3, 2017, pursuant to the previously filed Purchase Agreement, 2017, ICU acquired HIS for a final purchase consideration of $687.9 million, consisting of:

(i)	3,200,000 newly issued shares of unregistered ICU common stock, with a fair value of $413.1 million;

(ii)

approximately $255.8 million in cash, financed through existing cash on hand, the liquidation of our short- and long-term investment securities, and a $75.0 million three-year promissory note issued to Pfizer (the “Seller Note”); and

(iii)

an earn-out with an initial estimated fair value of $19.0 million, with potential payments of up to $225.0 million (the “Earn-out”) based on achievement of agreed upon performance targets for the combined company through December 31, 2019, which would be payable after that date if performance is within the agreed target range (the “Earn-out Target”).

In the event that the sum of ICU’s combined adjusted earnings before interest, tax, depreciation and amortization for the 3 year period ending December 31, 2019 (“Cumulative Adjusted EBITDA”) is equal to or exceeds the Earn-out Target, which is approximately $1.0 billion, then Pfizer will receive the full amount of the Earn-out. In the event that the Cumulative Adjusted EBITDA is equal to or greater than 85% of the Earn-out Target, then Pfizer will receive between 85% and 100% of the Earn-out Target, on a pro rata basis. In the event that the Cumulative Adjusted EBITDA is less than 85% of the Earn-out Target, then no earn-out amount shall be earned by Pfizer.

Note 2: Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information is presented to illustrate the pro forma effects of the Acquisition as mentioned above as if the acquisition had occurred on January 1, 2017. ICU’s historical financial information is derived from ICU’s audited consolidated statement of income for the fiscal year ended December 31, 2017, which was prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

HIS’ historical carve-out financial statements are derived from Pfizer’s unaudited combined statement of income for the one month ended January 29, 2017 of Pfizer Infusion Systems, which is prepared in accordance with U.S. GAAP and included herein. All significant intra-Pfizer transactions and balances were eliminated. The HIS carve-out combined statement of income does not purport to reflect the results of operations of HIS had such businesses operated on a stand-alone basis during the period presented.

The unaudited pro forma condensed combined statement of income illustrate the effects of the Acquisition as if it had been completed on January 1, 2017. The historical financial information has been adjusted to give pro forma effect to events that are: (a) directly attributable to the Acquisition, (b) factually supportable, and (c) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact. The pro forma adjustments are based on the final fair value and useful lives of the assets acquired and liabilities assumed.

The unaudited pro forma condensed combined financial information is presented solely for informational purposes and does not purport to represent what the combined statement of income would have been for the period indicated, nor is it necessarily indicative of the combined future consolidated results of income. The actual results reported in periods following the Acquisition may differ significantly from those reflected in these unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the pro forma adjustments and actual amounts, cost savings or associated costs to achieve such savings from operating efficiencies, synergies, debt refinancing, or other restructuring that may result from the Acquisition, but for which are not reflected herein.

Note 3: Pro Forma Adjustments to the Statements of income

A.	Revenues—Adjustment represents the elimination of ICU’s historical revenues related to sales from ICU to HIS of $5.3 million for the one month ended January 31, 2017.

B.	Cost of goods sold—Adjustments to cost of goods sold are as follows (in thousands):

Pro forma adjustment
To adjust depreciation expense related to property and equipment step-down to fair value	$(453)
To reverse ICU cost of goods sold for sales to HIS (Note 3A)	(1,988)
To exclude a material nonrecurring inventory step-up charge	$(66,313)

Pro forma adjustment	$(68,754)

C.

Selling, general and administrative—Adjustments to selling, general and administrative to reflect the additional amortization expense related to the estimated step-up to fair value of intangible assets as follows (in thousands):

Intangible Asset	Estimated Fair Value	Estimated Remaining Useful Life in Years	Amortization Expense for the one month ended January 31, 2017
Developed technology - pumps and dedicated sets	$44,000	10	$367
Developed technology - consumables	$34,000	12	236
IPR&D - pumps and dedicated sets	$5,000	N/A	—
Customer relationships	$48,000	8	500

Estimated amortization expense			$1,103
Less: Historical HIS amortization expense			—

Pro forma adjustment			$1,103

D.	Restructuring and strategic transaction and integration expense—Adjustment represents the exclusion of material nonrecurring charges that were directly attributable to the transaction.

E.

Interest expense—Adjustment to reflect incremental interest expense related to the $75.0 million Senior Note issued to Pfizer as part of consideration. The Seller Note bears interest at the London interbank offered rate plus (a) 2.25% per annum for the first twelve months after the closing and (b) 2.5% per annum thereafter. Interest expense relates to the expected interest payments of the Seller Note.

F.	Bargain purchase gain—Adjustment represents the exclusion of a material nonrecurring credit that was directly attributable to the transaction.

G.

Provision for income taxes—Adjustment represents the net impact of the income tax consequences of the pro forma adjustments identified above, calculated using the statutory tax rate based on the jurisdiction in which the adjustment is expected to occur. The effective tax rate of the combined companies could be significantly different than the statutory tax rates used for the purposes of preparing the pro forma condensed combined financial information for a variety of factors, including post-acquisition activities.